UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 9, 2008
_________________________

Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	000-26013	84-1334687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5284 Adolfo Road, Camarillo, California  93012
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (805)437-7200

N/A
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 9, 2008, Auriga Laboratories, Inc. (the “Company”) issued to Prospector Capital Partners II, LLC, a Delaware limited liability company (“Prospector”), a Senior Secured Convertible Promissory Note (the “Note”) in the principal amount of $287,500.  The Note is due and payable on June 8, 2009.  In accordance with the schedule attached as Exhibit A to the Senior Secured Convertible Promissory Note Purchase Agreement (the “Purchase Agreement”), the Company may receive up to an additional $462,000, for an aggregate maximum of $750,000.  The Note bears interest at the rate of 1.5% per month, payable monthly.  The Note is the first in a series of three convertible promissory notes through which Prospector may loan the Company the aforesaid funds.

As additional consideration for the loan, the Company entered into a Royalty Participation Agreement (the “Royalty Agreement”) with Prospector to pay 5% of the Company’s “Gross Sales,” net of actual returns and other defined deductions, as set forth in the Royalty Agreement.

The terms and conditions of the foregoing transaction are set forth in the following documents, which are attached hereto as exhibits:  Senior Secured Convertible Promissory Note, Royalty Participation Agreement, Senior Secured Convertible Promissory Note Purchase Agreement, Amendment No. 1 to Security Agreement, and Amended and Restated Senior Secured Convertible Promissory Note.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
Not applicable

(b) Pro Forma Financial Information.
Not applicable

(c) Shell Company Transactions.
Not Applicable

(d) Exhibits.

Exhibit Number	Description

10.1	Senior Secured Convertible Promissory Note
10.2	Royalty Participation Agreement
10.3	Senior Secured Convertible Promissory Note Purchase Agreement
10.4	Amendment No. 1 to Security Agreement
10.5	Amended and Restated Senior Secured Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Auriga Laboratories, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2008	AURIGA LABORATORIES, INC.

By: /s/ Frank R. Greico
Frank R. Greico
Chief Executive Officer